News Release From Nuance Communications, Inc.

Contacts:

For Investors and Press	For Press
Richard Mack	Erica Hill
Nuance Communications, Inc.	Nuance Communications, Inc.
Tel: (781) 565-5000	Tel: (781) 565-5000
Email: richard.mack@nuance.com	Email: erica.hill@nuance.com
Nuance Closes Acquisition of Focus Infomatics
BURLINGTON, Mass., March 27, 2007 — Nuance Communications, Inc. (NASDAQ: NUAN), a leading provider of speech solutions, announced that it has closed its acquisition of Focus Infomatics, Inc. The acquisition expands Nuance’s ability to deliver Web-based speech recognition editing services and significantly accelerates Nuance’s strategy to automate manual transcription in healthcare, where an estimated $15 billion is spent worldwide each year.
Focus’ proven technology and services portfolio, in conjunction with Nuance’s Dictaphone® iChart® Web-based transcription solutions, will ensure the most efficient and scalable Internet delivery of automated transcription as a service. This acquisition provides Nuance and its Dictaphone iChart Preferred Service Providers with additional infrastructure and capacity to achieve high levels of accuracy, reliability and scale in an extremely fertile market.
Focus Infomatics brings customer relationships with some of the United States’ largest healthcare organizations such as Ardent Healthcare and Brigham and Women’s Hospital. Focus’ practices have garnered the industry’s highest customer satisfaction as evidenced by its 2006 Best in KLAS® ranking by KLAS Enterprises, an independent organization that monitors performance of healthcare vendors worldwide.
In connection with the acquisition of Focus Infomatics and in accordance with NASDAQ Marketplace Rule 4350, Nuance will grant 185,367 shares of its common stock, in the form of stand-alone restricted stock units, as an inducement material to 61 individuals entering into employment arrangements with Nuance. The restricted stock units will be granted upon the approval of the Compensation Committee of Nuance’s Board of Directors, and vest over a three year period, subject to acceleration upon the achievement of certain performance targets.
Nuance Communications, Inc.
Nuance (NASDAQ: NUAN) is a leading provider of speech and imaging solutions for businesses and consumers around the world. Its technologies, applications and services make the user experience more compelling by transforming the way people interact with information and how they create, share and use documents. Every day, millions of users and thousands of businesses experience Nuance’s proven applications. For more information, please visit nuance.com.
Nuance, the Nuance logo, iChart, and Dictaphone are trademarks or registered trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other company names or product names may be the trademarks of their respective owners.
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SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS
Statements in this press release regarding the transaction between Nuance and Focus Infomatics, benefits and synergies of the transaction, future opportunities for the combined company, Nuance’s strategy to automate manual transcription in healthcare, anticipated growth in the healthcare transcription market constitute and any other statements about Nuance or Focus Infomatics’ managements’ future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” estimates and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the ability of Nuance to successfully continue Focus Infomatics’ operations; the ability to realize anticipated synergies and cost savings; the failure to retain customers; and the other factors described in Nuance’s Annual Report on Form 10 K/A for the year ended September 30, 2006. Nuance disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this document.